Exhibit 99.1

iParty Corp. Announces Vice Chairman of Staples, Inc. Has Joined Its Board of Directors

DEDHAM, Mass.—(BUSINESS WIRE)—January 26, 2004—iParty Corp. (AMEX: IPT - news), a party goods retailer which operates 38 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com, today announced that Mr. Joseph Vassalluzzo has been elected to its Board of Directors.  Mr. Vassalluzzo shall serve as director for a term extending until the next meeting of shareholders at which shareholders shall be entitled to vote for directors.

Joseph Vassalluzzo is Vice Chairman of Staples, Inc.  In that capacity Mr. Vassalluzzo has been responsible for Staples’ store growth, both domestic and abroad.  In addition, from a development perspective, Mr. Vassalluzzo has overseen all corporate environmental initiatives and has been responsible for merger and acquisition activities worldwide.  He joined Staples, Inc. in 1989 to spearhead rapid expansion worldwide, originally holding the position of Executive Vice President, Growth & Support Services.  He was named Executive Vice President, Global Growth and Development of Staples, Inc. in 1993, was promoted to President, Staples Realty & Development in 1997 and was further promoted to his present position of Vice Chairman of Staples, Inc. in 2000.  Before joining Staples, Inc. Mr. Vassalluzzo held executive positions at American Stores Co., Acme Supermarkets, Mobil Corp. and Amerada Hess Corp.  Presently, Mr. Vassalluzzo serves as an independent Director of Federal Realty Investment Trust, a publicly held REIT, and as a Director of Zoots, Inc., a privately-held dry cleaning chain.  Mr. Vassalluzzo holds a B.S. degree in Marketing from Pennsylvania State University and an M.B.A. from Temple University.

Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, “We are pleased to announce that Joe Vassalluzzo has joined our Board of Directors.  Joe’s extensive retailing and real estate experience will be a great resource for iParty as we accelerate our store expansion plan in 2004 and beyond.  We are thrilled to have an independent Director with Joe’s outstanding credentials join us at iParty.  His expertise will strengthen the Company’s Board and increase its independence.”

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer which operates 38 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com.  iParty’s aim is to make throwing a successful event both stress-free and fun.  With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween.  iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion.  Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  This release contains forward-looking statements, including our store expansion plan for 2004 and beyond, that are based on our current expectations, beliefs and assumptions, including those about the industry and markets in which iParty operates.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty’s expectations or beliefs as of any date subsequent to the date of this press release.  Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, the success or failure of the Company’s efforts to implement its business strategy; the Company’s inability to obtain additional financing, if required; third-party suppliers’ failure to fulfill their obligations to the Company; unseasonable weather; intense competition; the availability of retail store space on reasonable lease terms; the failure of the Company’s systems or those of its third-party suppliers; general economic developments affecting consumer confidence or spending patterns, particularly in the New England region; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-trade companies listed on the American Stock Exchange; and government regulation of the Internet.  For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB/A for the most recently ended fiscal year and “Factors That May Affect Future Results” in the Company’s Quarterly Reports on Form 10-Q for the current fiscal year.

Contact:

iParty Corp.

Patrick Farrell, 781-329-3952